Page 1 of 14

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G/A


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*


                               Curon Medical, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    231292103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]      Rule 13d-1(b)

            [ ]      Rule 13d-1(c)

            [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 14 Pages

                                                                                                         Page 2 of 14
----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      U.S. Venture Partners V, L.P. ("USVP V")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       2,857,959 shares, except that Presidio Management Group V, L.L.C.
           OWNED BY EACH                      ("PMG V"), the general partner of USVP V, may be deemed to have sole
             REPORTING                        voting power with respect to such shares, and
              PERSON                          Irwin Federman ("Federman"), Steven M. Krausz  ("Krausz"),
               WITH                           Stuart G. Phillips ("Phillips"), Jonathan D. Root ("Root ") and
                                              Philip M. Young ("Young"), the managing members of PMG V, may be deemed to have a shared voting power with respect to such shares.
                                     -------- -----------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,857,959 shares, except PMG V, the general partner of USVP V, may be deemed to have sole dispositive power with respect to such shares, and
                                              Federman, Krausz, Phillips, Root and Young, the managing members of
                                              PMG V, may be deemed to have a shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,857,959
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                                                        Page 3 of 14
----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP V International, L.P. ("V Int'l")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       158,777 shares, except that PMG V, the general partner of V Int'l, may
          OWNED BY EACH                       be deemed to have sole voting power with respect to such shares, and
             REPORTING                        Federman, Krausz, Phillips, Root and Young, the managing members of
              PERSON                          PMG V, may be deemed to have shared voting power with respect to such
               WITH                           shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              158,777 shares, except that PMG V, the general partner of V Int'l, may be deemed to have sole dispositive power with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       158,777
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                                                        Page 4 of 14

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP V Entrepreneur Partners, L.P. ("EP V")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       69,861 shares, except that PMG V, the general partner of EP V, may be
          OWNED BY EACH                       deemed to have sole voting power with respect to such shares, and
             REPORTING                        Federman, Krausz, Phillips, Root and Young, the managing members of
              PERSON                          PMG V, may be deemed to have shared voting power  with respect to such
               WITH                           shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              69,861 shares, except that PMG V, the general partner of EP V, may be deemed to have sole dispositive power with respect to such shares, and
                                              Federman, Krausz, Phillips, Root and Young, the managing members of
                                              PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       69,861
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                                                                        Page 5 of 14

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      2180 Associates Fund V, L.P. ("2180 V")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       88,914 shares, except that PMG V, the general partner of 2180 V, may
          OWNED BY EACH                       be deemed to have sole voting power with respect to such shares, and
             REPORTING                        Federman, Krausz, Phillips, Root and Young, the managing members of
              PERSON                          PMG V, may be deemed to have shared voting power with respect to such
               WITH                           shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              88,914 shares, except that PMG V, the general partner of 2180 V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       88,914
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                                                                        Page 6 of 14

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Presidio Management Group V, L.L.C.
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       3,175,511 shares, of which 2,857,959 are directly owned by USVP V,
           OWNED BY EACH                      158,777 are directly owned by V Int'l, 69,861 are directly owned by
             REPORTING                        EP V and 88,914 are directly owned by 2180 V.  PMG V is the general
              PERSON                          partner of USVP V, V Int'l, EP V and 2180 V and may be deemed to have
               WITH                           sole voting power with respect to such shares, and Federman, Krausz,
                                              Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              3,175,511 shares, of which 2,857,959 are directly owned by USVP V,
                                              158,777 are directly owned by V Int'l, 69,861 are directly owned by EP
                                              V and 88,914 are directly owned by 2180 V. PMG V is the general partner of USVP V, V Int'l, EP V and 2180 V and may be deemed to have sole dispositive power with respect to such shares, and Federman,
                                              Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,175,511
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    12.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      00
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                                                                        Page 7 of 14

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Irwin Federman
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,175,511 shares, of which 2,857,959 are directly owned by USVP V,
                                              158,777 are directly owned by V Int'l, 69,861 are directly owned by EP
                                              V and 88,914 are directly owned by 2180 V. Federman is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180
                                              V, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,175,511 shares, of which 2,857,959 are directly owned by USVP V,
                                              158,777 are directly owned by V Int'l, 69,861 are directly owned by EP
                                              V and 88,914 are directly owned by 2180 V. Federman is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180
                                              V, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,175,511
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    12.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                                                                        Page 8 of 14

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Steven M. Krausz
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,175,511 shares, of which 2,857,959 are directly owned by USVP V,
                                              158,777 are directly owned by V Int'l, 69,861 are directly owned by EP
                                              V and 88,914 are directly owned by 2180 V. Krausz is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,175,511 shares, of which 2,857,959 are directly owned by USVP V,
                                              158,777 are directly owned by V Int'l, 69,861 are directly owned by EP
                                              V and 88,914 are directly owned by 2180 V. Krausz is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,175,511
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    12.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                                                                        Page 9 of 14

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Stuart G. Phillips
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,175,511 shares, of which 2,857,959 are directly owned by USVP V,
                                              158,777 are directly owned by V Int'l, 69,861 are directly owned by EP
                                              V and 88,914 are directly owned by 2180 V. Phillips is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180
                                              V, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,175,511 shares, of which 2,857,959 are directly owned by USVP V,
                                              158,777 are directly owned by V Int'l, 69,861 are directly owned by EP
                                              V and 88,914 are directly owned by 2180 V. Phillips is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180
                                              V, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,175,511
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    12.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                                                                       Page 10 of 14

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jonathan D. Root
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,175,511 shares, of which 2,857,959 are directly owned by USVP V,
                                              158,777 are directly owned by V Int'l, 69,861 are directly owned by EP
                                              V and 88,914 are directly owned by 2180 V. Root is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,175,511 shares, of which 2,857,959 are directly owned by USVP V,
                                              158,777 are directly owned by V Int'l, 69,861 are directly owned by EP
                                              V and 88,914 are directly owned by 2180 V. Root is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,175,511
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    12.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                                                       Page 11 of 14

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Philip M. Young
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,175,511 shares, of which 2,857,959 are directly owned by USVP V,
                                              158,777 are directly owned by V Int'l, 69,861 are directly owned by EP
                                              V and 88,914 are directly owned by 2180 V. Young is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,175,511 shares, of which 2,857,959 are directly owned by USVP V,
                                              158,777 are directly owned by V Int'l, 69,861 are directly owned by EP
                                              V and 88,914 are directly owned by 2180 V. Young is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,175,511
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    12.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment No. 2 amends the previous statement on Schedule 13G filed by U.S. Venture Partners V, L.P., USVP V International, L.P., USVP V Entrepreneur Partners, L.P., 2180 Associates Fund V, L.P., Presidio Management Group V, L.L.C., Irwin Federman, Steven M. Krausz, Stuart G. Phillips, Jonathan
D. Root and Philip M. Young. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 2.


ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2004:

                           (a) Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                           (b) Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                           (c) Number of shares as to which such person has:

                                     (i)      Sole power to vote or
                                              to direct the vote:

                                              See Row 5 of cover
                                              page for each Reporting Person.

                                     (ii)     Shared power to vote
                                              or to direct the vote:

                                              See Row 6 of cover
                                              page for each Reporting Person.

                                     (iii)    Sole power to dispose
                                              or to direct the disposition of:

                                              See Row 7 of cover
                                              page for each Reporting Person.

                                     (iv)     Shared power to dispose or to
                                              direct the disposition of:

                                              See Row 8 of cover
                                              page for each Reporting Person.

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 2005


U.S. Venture Partners V, L.P.                                    /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           --------------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


USVP V International, L.P.                                       /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           --------------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


USVP V Entrepreneur Partners, L.P.                               /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           --------------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


2180 Associates Fund V, L.P.                                     /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           --------------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


By Presidio Management Group V, L.L.C.                           /s/ Michael Maher
A Delaware Limited Liability Company                             --------------------------------------------------
                                                                 Signature
                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


                                                                   Page 14 of 14

Irwin Federman                                                   /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


Steven M. Krausz                                                 /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


Stuart G. Phillips                                               /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


Jonathan D. Root                                                 /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


Philip M. Young                                                  /s/ Michael Maher
                                                                 --------------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


